The information in this prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission and is effective. This prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(5)
(to Prospectus dated April 14, 2010)	Registration No. 333-165733

SUBJECT TO COMPLETION DATED MAY 3, 2010

            Shares of Common Stock

Warrants to Purchase              Shares of Common Stock

We are offering up to             shares of our common stock and warrants to purchase up to             shares of our common stock (including             shares of common stock issuable from time to time upon exercise of the warrants). The common stock and warrants will be sold in units, with each unit consisting of one share of common stock and a warrant to purchase                  shares of common stock at an exercise price of $             per share of common stock. Units will not be issued or certificated. The shares of common stock and warrants are immediately separable and will be issued separately. The warrants will be exercisable on or after the date of issuance and will terminate on the fifth anniversary of the date the warrants are issued.

For a more detailed description of our warrants, see the section entitled “Description of Warrants” beginning on page S-25, and for a more detailed description of our common stock, see the section entitled “Description of Capital Stock—Common Stock” beginning on page 4 of the accompanying prospectus.

Our common stock is listed on The NASDAQ Capital Market under the symbol “OXBT”. The last reported sale price of our common stock on The NASDAQ Capital Market on April 30, 2010 was $5.00 per share. We do not intend to list the warrants on any exchange.

We have retained Roth Capital Partners, LLC as exclusive placement agent in connection with this offering. The placement agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of securities. See “Plan of Distribution” beginning on page S-28 of this prospectus supplement for more information regarding these arrangements.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page S-5 of this prospectus supplement.

	Per Unit	Maximum Offering Amount
Public offering price of units	$	$
Placement agent fees	$	$
Proceeds, before expenses, to Oxygen Biotherapeutics, Inc.	$	$

We estimate the total expenses of this offering, excluding the placement agent’s fees, will be approximately             . The placement agent is not purchasing or selling any of our units pursuant to this prospectus supplement or the accompanying prospectus, nor are we requiring any minimum purchase or sale of any specific number of units. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual public offering amount, placement agent’s fees and proceeds to us may be substantially less than the maximum amounts set forth above. We expect that delivery of the units being offered pursuant to this prospectus supplement will be made to purchasers on or about                     , 2010.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

ROTH CAPITAL PARTNERS

The date of this prospectus supplement is                     , 2010

Prospectus Supplement

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ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus or information incorporated by reference herein. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus supplement or the accompanying prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus supplement or the accompanying prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

This prospectus supplement is part of a registration statement that we have filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf registration process, we are offering to sell our common stock and warrants to purchase our common stock, which we refer to herein collectively as the securities, using this prospectus supplement and the accompanying prospectus. In this prospectus supplement, we provide you with specific information about the securities that we are selling in this offering. Both this prospectus supplement and the accompanying prospectus include important information about us, our securities being offered and other information you should know before investing. This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus. You should read this prospectus supplement and the accompanying prospectus as well as additional information described under “Incorporation of Certain Documents by Reference” on page S-30 of the prospectus supplement before investing in our securities.

This prospectus supplement contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus supplement is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

Unless the context requires otherwise, in this prospectus supplement and the accompanying prospectus the terms “Oxygen Biotherapeutics,” “we,” “us” and “our” refer to Oxygen Biotherapeutics, Inc., a Delaware corporation.

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SUMMARY

This summary is not complete and does not contain all of the information you should consider before investing in the securities offered by this prospectus and prospectus supplement. You should read this summary together with the entire prospectus supplement and prospectus, including our financial statements, the notes to those financial statements, and the other documents identified under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this prospectus supplement, before making an investment decision. See the Risk Factors section of this prospectus supplement on page S-5 for a discussion of the risks involved in investing in our securities.

Oxygen Biotherapeutics, Inc.

We are engaged in the business of developing biotechnology products with a focus on oxygen delivery to tissue. We are currently developing Oxycyte™, a product we believe is a safe and effective oxygen carrier for use in surgical and similar medical situations. We have developed a family of perfluorocarbon based oxygen carriers for use in personal care, topical wound healing, and other topical indications. In addition, we also have under development Fluorovent™, an oxygen exchange fluid for facilitating the treatment of lung conditions, and we have out-licensed our rights to a biosensor implant product that uses an enzyme process for measuring the glucose level in subcutaneous fluid. During the fiscal years ended April 30, 2009 and 2008, we spent approximately $1,598,807 and $939,998, respectively, on research and development.

We received approval of our Investigational New Drug application, or IND, for Oxycyte filed with the U.S. Food and Drug Administration, or FDA, and began Phase I clinical studies in October 2003, which were completed in December 2003. We submitted a report on the results, which were in line with our expectations, to the FDA along with a Phase II protocol in 2004. Phase II-A clinical studies began in the fourth quarter 2004, and were completed in 2006. A further Phase II study protocol was filed with the FDA in the spring of 2008, but was put on clinical hold by the FDA due to safety concerns raised by the regulatory agency. After receiving this clinical hold, we decided to take a different approach to trials and filed a revised protocol as a dose-escalation study with the regulatory authorities in Switzerland and Israel. The protocol received Ethic Commission approval in Switzerland and Israel. Swissmedic approved the protocol in August 2009, and the Israel Department of Health approved the protocol in September 2009. The new study began in October 2009 and is currently under way both in Switzerland and Israel. We have recently determined that it is feasible to simplify the design and also reduce the number of patients to be enrolled. Study objectives, safety and efficacy endpoints would remain unchanged, and we feel with these optimizations the study could be concluded faster and more economically. We expect to commit a substantial portion of our financial and business resources over the next three years to testing Oxycyte and advancing this product to regulatory approval for use in one or more medical applications.

In September 2009, we started production of our first commercial product under our topical cosmetic line Dermacyte™. We produced and sold a limited pre-production batch in November 2009. The gel is an oxygen-rich formulation of Oxycyte, which we believe will promote skin health and other desirable cosmetic benefits when applied to the skin. Subsequently, we evaluated the test market results and market opportunities for this product and reformulated Dermacyte for better product stability. Marketing and shipments of the new formulation of the new Dermacyte began in April 2010. We have also developed a pump concentrate of Dermacyte and an eye cream. We anticipate that both formulations should be ready for sale in July 2010. We intend to market the cosmetic products in the dermatology and spa channels and are seeking a global partner to market and distribute the products to the beauty retail channels.

In July 2009, we filed a 510K medical device application for our wound product, Wundecyte™ with the FDA. The application has been classified as a combination device by the FDA. Since trials will be needed to substantiate claims, we have decided to divide the regulatory path for that product into a device application for the self-oxygenating bandage, and an IND for the oxygen carrying gel. We have completed an initial study design for an animal trial to evaluate Wundecyte’s effectiveness at wound healing, with and without the bandage. This study will look at factors such as time to wound closure and reduction in scar tissue formation as compared to a control group and is anticipated to begin during our first quarter of fiscal 2011. A prototype for an oxygenating bandage device has been developed and is currently undergoing testing. We intend to follow the testing with a preclinical study covering the treatment of different kinds of wounds. We are developing clinical research protocols for the treatment of burns, another topical indication based on Oxycyte. We intend to develop additional clinical research protocols for topical indications, including the treatment of acne and rosacea. However, we can provide no assurance that the topical indications we have under development will prove their claims and be successful commercial products.

We currently believe that our priority for the foreseeable future will be continuing to develop Oxycyte, and its derivatives Dermacyte and Wundecyte.

Oxycyte

Our Oxycyte oxygen carrier product is a perfluorocarbon emulsified with water and a surfactant, which is provided to the patient intravenously. The physical properties of perfluorocarbon enable our product to gather oxygen from the lungs and transport the oxygen through the body releasing it along the way. Over a period of days Oxycyte gradually evaporates in the lungs from where it is exhaled. Oxycyte requires no cross matching, so it is immediately available and compatible with all patients. Oxycyte has an extended shelf life compared to blood. Since Oxycyte is not based on any biological component, it is sterile and free of potential contamination from a donor. Further, since Oxycyte is based on readily available inert compounds, we believe it can be manufactured on a cost-effective basis in amounts sufficient to meet demand.

After receiving clearance from the FDA, we conducted a Phase I clinical study on Oxycyte, which was completed in December 2003. We submitted a report on the results, which were in line with our expectations, to the FDA along with a Phase II protocol in 2004. Phase II-A clinical studies began in the fourth quarter 2004, and were completed in 2006. A further Phase II study protocol was filed with the FDA in the spring of 2008, at which time the FDA requested additional safety information and data. We are pursuing a testing program abroad to address this issue, as well as to advance the compliance with the regulatory requirements in other countries to allow commercialization of Oxycyte. We subsequently filed the protocol for a dose escalation and safety study in 128 patients in Switzerland and Israel, and amended this protocol to 98 patients. The study is to be conducted as a double-blind study in up to five centers in Switzerland, of which four are fully approved, and up to five centers in Israel, of which four are fully approved. The study is currently under way and management is hopeful that enrollment for the new study would be completed in the first half of 2011.

Should Oxycyte successfully progress in clinical testing and it appears regulatory approval for one or more medical uses is likely, either in the United States or in another country, we will evaluate our options for commercializing the product. These options include licensing Oxycyte to a third party for manufacture and distribution, manufacturing Oxycyte ourselves for distribution through third party distributors, manufacturing and selling the product ourselves, or establishing some other form of strategic relationship for making and distributing Oxycyte with a participant in the pharmaceutical industry. We are currently investigating and evaluating all options.

Dermacyte

Dermacyte is a topical gel consisting of perfluocarbon, a surfactant and water. The effects of Dermacyte are similar to Oxycyte. Dermacyte has been formulated as a cosmetic in our lab. It has passed all safety and toxicity tests, and we have filed a Cosmetic Product Ingredient Statement, or CPIS, with the FDA. Dermacyte is designed to deliver a moist and oxygen-rich environment to the skin when it is applied topically in small doses. We believe the product will promote skin health and other desirable cosmetic benefits when applied to the skin. The market for oxygen carrying cosmetics includes anti-aging, anti-wrinkle, skin abrasions and minor skin defects. In a market acceptance test, the product was sold as a concentrate in sterile packs of 8 doses of 0.4ml. The strategy for Dermacyte is to market it as a high-level cosmetic in various specific formulations. Dermacyte is currently available as a concentrate pouch with 8 doses, and we intend to launch a concentrate pump and an eye cream in July 2010. We market this product through www.buydermacyte.com and to dermatologists and medical spas with a territory distributor model. We are seeking a global partner to market and distribute Dermacyte to the beauty retail channels.

Additional uses and evolutions of the Dermacyte gel that are under development include:

•	Rosacyte: Rosacyte is an evolution of the Dermacyte gel to be used as a healing gel against rosacea.

•	Acnecyte: Acnecyte is an evolution of the Dermacyte gel to be used as a healing gel against acne.

•	Duracyte: Duracyte is an evolution of the Dermacyte gel to be used as a sensory stimulant for sexual intercourse.

Wundecyte

Wundecyte is a novel gel developed under a contract agreement with a lab in Virginia. Wundecyte is designed to be used as wound-healing gel. The FDA has classified the product as a drug, and extensive preclinical and clinical studies need to be conducted prior to potential commercialization of the product. Wundecyte can be packaged in blister packs of eight (similar to Dermacyte) to be applied in single doses. We have also developed an oxygen-generating bandage that can be combined with Wundecyte. We anticipate that the bandage will enter preclinical testing in our first quarter of fiscal 2011. Results are not expected until our third quarter of fiscal 2011. Our current product development plan is for Wundecyte to emerge into more complex wound-healing indications, also in combination with oxygen-producing technologies based on hydrogen peroxide.

Corporate Information

Our executive offices are located at 2530 Meridian Parkway, Suite 3078, Durham, North Carolina 27713, and our telephone number is (919) 806-4414.

Oxygen Biotherapeutics was originally formed as a New Jersey corporation in 1967 under the name Rudmer, David & Associates, Inc., and subsequently changed its name to Synthetic Blood International, Inc. Effective June 30, 2008, we changed our domiciliary state from New Jersey to Delaware and the company name to Oxygen Biotherapeutics, Inc.

The Offering

Common stock offered by us	shares.

Common stock to be outstanding after this offering	shares.

Warrants	Warrants to purchase shares of common stock will be offered in this offering. Each warrant may be exercised at any time on or after the date of issuance until the fifth anniversary of the issuance of the warrants at an exercise price of $ per share of common stock. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the warrants.

Use of proceeds	We intend to use the net proceeds received from the sale of the securities for furthering our clinical trials and efforts to obtain regulatory approval for Oxycyte, developing our other product candidates, supporting manufacturing and distribution for Dermacyte, research and development and general corporate purposes. See “Use of Proceeds” on page S-23.

Market for the common stock and warrants	Our common stock is quoted and traded on The NASDAQ Capital Market under the symbol “OXBT.” However, there is no established public trading market for the offered warrants, and we do not expect a market to develop. In addition, we do not intend to apply to list the warrants on any securities exchange. The warrants are immediately separable from the shares of common stock being offered as part of the units.

Risk factors	See “Risk Factors” on page S-5 for a discussion of factors you should consider carefully before deciding to invest in our common stock and warrants to purchase our common stock.

NASDAQ Capital Market symbol for common stock	OXBT

The number of shares of our common stock outstanding after this offering is based on 21,323,931 shares outstanding as of April 29, 2010, which excludes:

•	967,334 outstanding stock options, with a weighted average exercise price of $4.28 per share.

•	3,350,160 outstanding warrants, with a weighted average exercise price of $3.87 per share.

•	4,503 convertible note shares, with a weighted average conversion price of $3.71 per share.

Unless otherwise stated, outstanding share information throughout this prospectus supplement excludes such outstanding options, shares issuable upon note conversion and warrants to purchase shares of common stock.

RISK FACTORS

An investment in our securities is speculative and involves a high degree of risk. You should carefully consider the following important risks and uncertainties before making an investment decision. If any of the following risks actually occur, our business, results of operations, financial condition and cash flows could be materially adversely affected, the trading price of our common stock could decline significantly, and you might lose all or part of your investment. Additional risks and uncertainties that we are unaware of or that we believe are not material at this time could also materially adversely affect our business, financial condition or results of operations. In any case, the value of our common stock or warrants could decline, and you could lose all or part of your investment, or our use of the offering proceeds may not yield a favorable return on your investment. You should also refer to our financial statements and the notes to those statements, which are incorporated by reference in this prospectus supplement.

Risks Relating to the Market for Our Common Stock and the Offering

Our use of the offering proceeds may not yield a favorable return on your investment.

We currently intend to use the net proceeds received from the sale of the securities for furthering the clinical trials and efforts to obtain regulatory approval of Oxycyte, first in Switzerland and Israel and then in the United States, development of our other product candidates, supporting manufacturing and distribution capabilities for our Dermacyte cosmetic product and other Oxycyte product candidates, research and development of potential new product candidates and general corporate purposes, including working capital and potential acquisitions. Our management has broad discretion over how these proceeds are used and could spend the proceeds in ways with which you may not agree. Pending the use of the proceeds in this offering, we will invest them. However, the proceeds may not be invested in a manner that yields a favorable or any return.

As a new investor, you will incur substantial dilution as a result of this offering and future equity issuances, and as a result, our stock price could decline.

The offering price is substantially higher than the net tangible book value per share of our outstanding common stock. As a result, based on our capitalization as of January 31, 2010, investors purchasing common stock in this offering will incur immediate dilution. In addition to this offering, subject to market conditions and other factors, it is likely that we will pursue additional financings in the future, as we continue to build our business. In future years, we will likely need to raise significant additional capital to finance our operations and to fund clinical trials, regulatory submissions and the development, manufacture and marketing of other products under development and new product opportunities. Accordingly, we may conduct substantial future offerings of equity or debt securities. The exercise of outstanding options and warrants and future equity issuances, including future public offerings or future private placements of equity securities and any additional shares issued in connection with acquisitions, will result in dilution to investors. In addition, the market price of our common stock could fall as a result of resales of any of these shares of common stock due to an increased number of shares available for sale in the market.

There is no public market for the warrants to purchase common stock in this offering.

There is no established public trading market for the warrants being sold in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the warrants on any securities exchange. Without an active market, the liquidity of the warrants will be limited.

Our stock price could be volatile and your investment could suffer a decline in value.

The market price of our common stock has fluctuated significantly in response to a number of factors, many of which are beyond our control, including:

•	Regulatory developments relating to our Oxycyte oxygen carrier product;

•	Announcements by us relating to the results of our clinical trials of Oxycyte;

•	Developments relating to our efforts to obtain additional financing to fund our operations;

•	Announcements by us regarding transactions with potential strategic partners;

•	Announcements relating to oxygen carrier, or blood substitute products, being developed by our competitors;

•	Changes in industry trends or conditions;

•	Our issuance of additional debt or equity securities; and

•	Sales of significant amounts of our common stock or other securities in the market.

In addition, the stock market in general, and the biotechnology industry market in particular, have experienced significant price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of other public companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our company specific results.

There are a large number of shares that may be sold in the future in the public market, which may depress the market price of our common stock.

Our authorized capital stock consists of an aggregate of 400 million shares of common stock. As of April 29, 2010, 21,323,931 shares of common stock were issued and outstanding and approximately 4,321,997 shares were reserved for issuance upon conversion or exercise of issued and outstanding notes, options, and warrants. The substantial number of shares available now and that may become available in the future for sale could cause the market price of our common stock to decline or have a depressive effect on the market price.

As we complete additional equity financings in the future, existing stockholders will experience dilution.

We will need to raise substantial amounts of additional capital to complete the clinical testing of our products and, if approved for commercial use, establish commercial production of our products. We will seek and pursue equity and/or debt financing opportunities to fund our working capital requirements in the future. Any additional equity financing that we obtain would have the effect of diluting the ownership interest of existing stockholders, including those investors who purchase our securities in this offering.

We have the right to issue up to 10 million shares of “blank check” preferred stock, which may adversely affect the voting power of the holders of other of our securities and may deter hostile takeovers or delay changes in management control.

Our certificate of incorporation provides that we may issue up to 10 million shares of preferred stock from time to time in one or more series, and with such rights, preferences and designations as our Board of Directors may determine from time to time. While none of our preferred stock has yet been issued, our Board of Directors, without further approval of our common stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series of our preferred stock. Issuances of shares of preferred stock could, among other things, adversely affect the voting power of the holders of other of our securities and may, under certain circumstances, have the effect of deterring hostile takeovers or delaying changes in management control. Such an issuance would dilute existing stockholders, and the securities issued could have rights, preferences and designations superior to our common stock.

A substantial number of shares of our common stock is issuable upon exercise of outstanding warrants, including warrants with an exercise price less than the price per unit in this offering, the exercise of which will substantially reduce the percentage ownership of holders of our currently outstanding shares of common stock, and the sale of which may cause a decline in the price at which shares of our common stock can be sold.

The table below sets forth the number of shares underlying each class of outstanding warrants (which is determined by current exercise price per share) and the current exercise price per share for each class of outstanding warrants.

Number of Shares Underlying Warrants	Current Exercise Price Per Share
2,612,764	$3.675
537,414	$3.705
8,130	$6.150
33,334	$6.300
7,408	$6.750
151,114	$7.050

The issuance of all or substantially all additional shares of common stock that are issuable upon exercise of our outstanding warrants will substantially reduce the percentage equity ownership of holders of shares of our common stock. In addition, the exercise of a significant number of warrants, and subsequent sale of shares of common stock received upon such exercise, could cause a sharp decline in the market price of our common stock.

The warrants having an exercise price of $3.705 per share provide for cashless exercise if there was not an effective registration statement registering, or no current prospectus was available for, the resale of the warrants after the one-year anniversary of their issuance, which has passed for all of these warrants. These warrants also required us to file a registration statement with the SEC registering the underlying shares on or before January 9, 2009 unless the underlying shares could be sold without restriction pursuant to Rule 144 as determined by our counsel pursuant to a written opinion letter. These warrants provide for liquidated damages equal to 1.0% of the aggregate market value of the underlying shares of such warrants if the underlying shares were not registered with the SEC as required or cannot be sold under an effective registration statement.

In 2008, we amended the majority of these warrants to extend the date by which we were required to file a registration statement to August 14, 2009 and to remove the liquidated damages provision. The amendment also replaced the provision regarding cashless exercise to provide that once we had such an effective registration statement on file with the SEC, if it was no longer effective, or no current prospectus was available for, the resale of the warrants for more than 30 consecutive days, then the warrants could be exercised by means of a cashless exercise. There are warrants exercisable for 44,669 shares of common stock that were not amended and contain the liquidated damages provision. We did not satisfy the registration requirements of the warrants that were not amended, and, as a result, may be required to pay liquidated damages.

In addition, one warrant exercisable for 295,817 shares of common stock and having an exercise price of $3.675 per share provides that at any time after April 12, 2008, the holder may demand that we file a registration statement with the SEC registering the underlying shares. The holder has not demanded such a filing by us as of the date of this prospectus supplement.

We have not paid, and do not intend to pay, cash dividends in the foreseeable future.

We have not paid any cash dividends on our Common Stock and do not intend to pay cash dividends in the foreseeable future. We intend to retain future earnings, if any, for reinvestment in the development and expansion of our business. Dividend payments in the future may also be limited by other loan agreements or covenants contained in other securities which we may issue. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and depend on our financial condition, results of operations, capital and legal requirements and such other factors as our Board of Directors deems relevant.

Risks Related to Our Financial Position and Need for Additional Capital

We have a history of net losses. Currently, we have one product available for commercial sale, and to date we have not generated any significant product revenue. As a result, we expect to continue to incur substantial net losses for the foreseeable future.

We have incurred significant net losses and negative cash flow in each year since our inception, including net losses of approximately $7.7 million, $33.2 million and $6.7 million, for the nine months ended January 31, 2010 and the years ended April 30, 2008 and 2009, respectively. As of January 31, 2010, we had a deficit accumulated during development stage of approximately $78.7 million. We have devoted most of our financial resources to research and development, including our pre-clinical development activities and clinical trials. We expect to have substantial expenses as we continue with our Phase II-B clinical program for Oxycyte, our most advanced product candidate, and conduct other clinical trials. In addition, if we are required by applicable regulatory authorities, including the FDA, to perform studies in addition to those we currently anticipate, our expenses will increase beyond expectations and the timing of any potential product approval may be delayed. We also expect an increase in our expenses associated with our manufacturing work and the commercialization of our cosmetic line Dermacyte. In addition, we expect to continue to incur costs to support operations as a public company. As a result, we may continue to incur substantial net losses and negative cash flow for the foreseeable future. These losses and negative cash flows have had, and will continue to have, an adverse effect on our stockholders’ equity and working capital.

Because of the numerous risks and uncertainties associated with pharmaceutical product development, we are unable to accurately predict the timing or amount of substantial expenses or when, or if, we will be able to achieve or maintain profitability. We have financed our operations primarily through the sale of equity securities and debt financings. The size of our future net losses will depend, in part, on the rate of growth of our expenses and the rate of growth of our revenues. If we are unable to develop and commercialize our other product candidates or if sales revenue from Dermacyte is insufficient, we will not achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability.

We have a limited operating history, and we expect a number of factors to cause our operating results to fluctuate on a quarterly and annual basis, which may make it difficult to predict our future performance.

Our operations to date have been primarily limited to organizing and staffing our company, developing our technology and undertaking pre-clinical studies and clinical trials of our product candidates. We have not yet obtained regulatory approvals for any of our clinical product candidates. Consequently, any predictions you make about our future success or viability may not be as accurate as they could be if we had a longer operating history.

Specifically, our financial condition and operating results have varied significantly in the past and will continue to fluctuate from quarter-to-quarter and year-to-year in the future due to a variety of factors, many of which are beyond our control. Factors relating to our business that may contribute to these fluctuations include the following factors, among others:

•	our ability to obtain additional funding to develop our product candidates;

•	the need to obtain regulatory approval of our most advanced product candidate, Oxycyte for the potential treatment of traumatic brain injury;

•	potential risks related to any collaborations we may enter into for our product candidates, including Oxycyte;

•	delays in the commencement, enrollment and completion of clinical testing, as well as the analysis and reporting of results from such clinical testing;

•	the success of clinical trials of our Oxycyte product candidate or future product candidates;

•	any delays in regulatory review and approval of product candidates in development;

•	market acceptance of our cosmetic product candidates;

•	our ability to establish an effective sales and marketing infrastructure;

•	competition from existing products or new products that may emerge;

•	the ability to receive regulatory approval or commercialize our products;

•	potential side effects of our product candidates that could delay or prevent commercialization;

•	potential product liability claims and adverse events;

•	potential liabilities associated with hazardous materials;

•	our ability to maintain adequate insurance policies;

•	our dependency on third-party manufacturers to supply or manufacture our products;

•	our ability to establish or maintain collaborations, licensing or other arrangements;

•	our ability, our partners’ abilities, and third parties’ abilities to protect and assert intellectual property rights;

•	costs related to and outcomes of potential intellectual property litigation;

•	compliance with obligations under intellectual property licenses with third parties;

•	our ability to adequately support future growth; and

•	our ability to attract and retain key personnel to manage our business effectively.

Due to the various factors mentioned above, and others, the results of any prior quarterly or annual periods should not be relied upon as indications of our future operating performance.

We will need substantial additional funding and if we are unable to raise capital when needed, we would be forced to delay, reduce or eliminate our product development programs.

Developing biopharmaceutical products, including conducting pre-clinical studies and clinical trials and establishing manufacturing capabilities, is expensive. We expect our research and development expenses to increase in connection with our ongoing activities, particularly as we focus on and proceed with our Phase II-B clinical program and begin clinical trials for our other products. In addition, our expenses could increase beyond expectations if applicable regulatory authorities, including the FDA, require that we perform additional studies to those that we currently anticipate, in which case the timing of any potential product approval may be delayed. We believe that our existing cash, cash equivalents and short-term investments will be sufficient to fund our projected operating requirements for at least 4 months. We will need substantial additional capital in the future in order to complete the development and commercialization of Oxycyte and to fund the development and commercialization of future product candidates. Until we can generate a sufficient amount of product revenue, if ever, we expect to finance future cash needs through public or private equity offerings, debt financings or corporate collaboration and licensing arrangements. Such funding, if needed, may not be available on favorable terms, if at all. In the event we are unable to obtain additional capital, we may delay or reduce the scope of our current research and development programs and other expenses.

As widely reported, financial markets in the United States, Europe and Asia have been experiencing extreme disruption, including, among other things, extreme volatility in security prices, severely diminished liquidity and credit availability, rating downgrades of certain investments and declining valuations of others. Governments have taken unprecedented actions intended to address extreme market conditions that include severely restricted credit and declines in real estate values. Concern about the stability of the markets generally and the strength of counterparties specifically has led many lenders and institutional investors to reduce, and in some cases, cease to provide funding to borrowers. Continued turbulence in the United States and international markets and economies may limit our ability to access the capital markets to meet our funding requirements.

If adequate funds are not available, we may be required to delay, reduce the scope of or eliminate one or more of our research or development programs or our commercialization efforts. To the extent that we raise additional funds by issuing equity securities, our stockholders may experience additional significant dilution, and debt financing, if available, may involve restrictive covenants. To the extent that we raise additional funds through collaboration and licensing arrangements, it may be necessary to relinquish some rights to our technologies or our product candidates or to grant licenses on terms that may not be favorable to us. We may seek to access the public or private capital markets whenever conditions are favorable, even if we do not have an immediate need for additional capital at that time.

Our forecast of the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement and involves risks and uncertainties, and actual results could vary as a result of a number of factors, including the factors discussed elsewhere in this “Risk Factors” section. We have based this estimate on assumptions that may prove to be wrong, and we could utilize our available capital resources sooner than we currently expect. Our future funding requirements will depend on many factors, including, but not limited to:

•	the scope, rate of progress and cost of our clinical trials and other research and development activities;

•	the costs and timing of regulatory approval;

•	the costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights;

•	the effect of competing technological and market developments;

•	the terms and timing of any collaboration, licensing or other arrangements that we may establish;.

•	the cost and timing of completion of clinical and commercial-scale manufacturing activities; and

•	the costs of establishing sales, marketing and distribution capabilities for our cosmetic products and any product candidates for which we may receive regulatory approval.

We are a development stage company without revenues or profits, which raises doubt about our ability to continue as a going concern.

We began research and development activities in 1990 and are a development stage company. We have primarily been engaged for the past 20 years in the development and testing of Oxycyte, Wundecyte, Fluorovent and our glucose biosensor. No revenues have been generated to date from commercial sales of any of our products, except for limited revenues from our topical cosmetic product, Dermacyte™. At January 31, 2010 our accumulated deficit was approximately $78.7 million. We will require substantial amounts of outside financing to fund future testing and development of our products. There is no assurance that our clinical testing will be successful, that regulatory approval of Oxycyte or any of our other products will be obtained, that Oxycyte or any of our other products can be manufactured at an acceptable cost and in appropriate quantities or that there will be a viable market for any of our products. The foregoing factors raise substantial doubt about our ability to continue as a going concern.

As a result of the foregoing circumstances our independent registered public accounting firm has included, and is likely in the future to include, an explanatory paragraph in their audit opinions based on uncertainty regarding our ability to continue as a going concern. An audit opinion of this type may interfere with our ability to obtain debt or equity financing in the future.

Risks Related to Commercialization and Product Development

We are limited in the number of products we can simultaneously pursue and therefore our survival depends on our success with a small number of product opportunities.

We have limited financial resources, so at present we are primarily focusing these resources on developing our Oxycyte oxygen carrier product, our Wundecyte topical wound product and our Dermacyte cosmetic products. We have delayed development on Fluorovent, our oxygen-carrying liquid, until we find a licensing partner willing to pursue development or obtain additional financing to pursue development ourselves. We licensed our implantable glucose sensor to a third party for further development, so how that product may progress is, to a large extent, outside of our control. At present we intend to commit most of our resources to advancing Oxycyte to the point it receives regulatory approval for one or more medical uses, and if this effort is unsuccessful we may not have resources to pursue development of our other products and our business would terminate. Furthermore, by delaying development of Fluorovent, this technology may become obsolete by the time we have sufficient capital to resume development and testing, so the funds expended on this product to date would be lost, as well as our opportunity to benefit if the product could be successfully developed.

The development of Oxycyte is subject to a high level of technological risk.

We expect to devote a substantial portion of our financial and managerial resources to pursuing Phase II and Phase III clinical trials on Oxycyte over the next three years. The biomedical field has undergone rapid and significant technological changes. Technological developments may result in Oxycyte becoming obsolete or non-competitive before we are able to recover any portion of the research and development and other expenses we have incurred to develop and clinically test Oxycyte. As our opportunity to generate substantial product revenues within the next four to five years is most likely dependent on successful testing and commercialization of Oxycyte for surgical and similar oxygen delivery applications, any such occurrence would have a material adverse effect on our operations and could result in the cessation of our business.

We are required to conduct additional clinical trials in the future, which are expensive and time consuming, and the outcome of the trials is uncertain.

We expect to commit a substantial portion of our financial and business resources over the next three years to testing Oxycyte and advancing this product to regulatory approval for use in one or more medical applications. We completed Phase I clinical trials on Oxycyte in December 2003 and completed Phase II-A clinical testing in the fourth quarter of 2004 with filings completed in the second quarter of 2008. A Phase II-B study protocol was filed with the FDA in the spring of 2008, but was put on clinical hold due to safety concerns raised by the FDA. We then filed a revised protocol as a dose-escalation study with the regulatory authorities in Switzerland and Israel. The protocol received Ethic Commission approval in Switzerland and Israel. Swissmedic approved the protocol in August 2009, and the Israel Department of Health in September 2009. The new study began in October 2009 and is currently under way both in Switzerland and Israel. If this study is successful (of which there is no assurance) we will need to conduct further trials. All of these clinical trials and testing will be expensive and time consuming and the timing of the regulatory review process is uncertain. The applicable regulatory agencies may suspend clinical trials at any time if they believe that the subjects participating in such trials are being exposed to unacceptable health risks. We cannot ensure that we will be able to complete our clinical trials successfully or obtain FDA or other governmental or regulatory approval of Oxycyte, or that such approval, if obtained, will not include limitations on the indicated uses for which Oxycyte may be marketed. Our business, financial condition and results of operations are critically dependent on obtaining capital to advance our testing program and receiving FDA and other governmental and regulatory approvals of Oxycyte. A significant delay in or failure of our planned clinical trials or a failure to achieve these approvals would have a material adverse effect on us and could result in major setbacks or jeopardize our ability to continue as a going concern.

The market may not accept our products.

Human blood collection, distribution, and medical application are well established and accepted. Competitors may develop new technologies or products, which are effective, competitively priced, and accepted for various medical uses. There is a risk that the efficacy and pricing of Oxycyte, considered in relation to Oxycyte’s expected benefits, will not be perceived by health care providers and third-party payors as cost-effective, and that the price of Oxycyte will be not competitive with transfused blood or with other new technologies or products. Our results of operations may be adversely affected if the price of Oxycyte is not considered cost-effective or if Oxycyte does not otherwise achieve market acceptance.

There are significant competitors developing similar products.

If approved for commercial sale, Oxycyte will compete directly with established therapies for oxygen delivery and acute blood loss and may compete with other technologies currently under development. Oxycyte may not have advantages that will be significant enough to cause medical professionals to adopt it rather than continue to use established therapies or to adopt other new technologies or products. There is also a risk that the cost of Oxycyte will not be competitive with the cost of established therapies or other new technologies or products. Our commercial supply price under our agreement with Hospira Worldwide, Inc., or Hospira, the current manufacturer of Oxycyte, has not yet been determined, which supply price will affect the price we charge our customers for the product. The development of blood substitute products is a rapidly evolving field. As there is currently no oxygen delivery product of our kind on the market, competition to develop an efficacious and accepted product is intense. Several companies have developed or are in the process of developing technologies that are, or in the future may be, the basis for products that will compete with Oxycyte. Certain of these companies are pursuing different approaches or means of accomplishing the therapeutic effects sought to be achieved through the use of Oxycyte.

These companies and others may have substantially greater financial resources, larger research and development staffs, more extensive facilities and more experience in testing, manufacturing, marketing and distributing medical products than we do. It is possible that one or more other companies will succeed in developing technologies or products that will become available for commercial use prior to Oxycyte that could be more effective or less costly than Oxycyte or that would render Oxycyte obsolete or non-competitive.

Risks Relating to Regulatory Matters

Our activities are and will continue to be subject to extensive government regulation, which is expensive and time consuming, and we will not be able to sell our Oxycyte product without regulatory approval.

Our research, development, testing, manufacturing, marketing and distribution of Oxycyte products are, and will continue to be, subject to extensive regulation, monitoring and approval by the FDA and other regulatory agencies. There are significant risks at each stage of the regulatory scheme.

Product approval stage

During the product approval stage we attempt to prove the safety and efficacy of our product for its indicated uses. There are numerous problems that could arise during this stage, including:

•	The data obtained from laboratory testing and clinical trials are susceptible to varying interpretations, which could delay, limit or prevent FDA and other regulatory approvals.

•	The lack of established criteria for evaluating the effectiveness of blood substitute products could delay or prevent FDA and other regulatory approval.

•	Adverse events could cause the FDA and other regulatory authorities to halt trials.

•	At any time the FDA and other regulatory agencies could change policies and regulations that could result in delay and perhaps rejection of our products.

•	Even after extensive testing and clinical trials, there is no assurance that regulatory approval will ever be obtained for any of our products.

•	The regulatory environment with respect to the approval of biosimilars is in flux.

Commercialization approval stage

We will be required to file a Biologics License Application, or BLA, with the FDA in order to obtain regulatory approval for the commercial production and sale of Oxycyte in the United States and similar applications with regulatory authorities in countries where we seek to commercialize Oxycyte. Under FDA guidelines, the FDA may comment upon the acceptability of the applicable application following its submission. After an application is submitted, there is an initial review to be sure that all of the required elements are included in the submission. There can be no assurance that the submission will be accepted for filing or that the FDA may not issue a refusal to file, or RTF. If an RTF is issued, there is opportunity for dialogue between the sponsor and the FDA in an effort to resolve all concerns. There can be no assurance that such a dialogue will be successful in leading to the filing of the BLA. If the submission is filed, there can be no assurance that the full review will result in product approval.

Post-commercialization stage

Discovery of previously unknown problems with Oxycyte or another product, or unanticipated problems with our manufacturing arrangements, even after FDA and other regulatory approvals of Oxycyte or another product for commercial sale, may result in the imposition of significant restrictions, including withdrawal of the product from the market. Our agreement with Hospira is exclusive. As a consequence, a delay in supply by Hospira could cause us to be unable to supply our customers’ demand.

Additional laws and regulations may also be enacted that could prevent or delay regulatory approval of Oxycyte or our other products, including laws or regulations relating to the price or cost-effectiveness of medical products. Any delay or failure to achieve regulatory approval of commercial sales of our products is likely to have a material adverse effect on our financial condition, results of operations and cash flows.

The FDA and other regulatory agencies continue to review products even after they receive agency approval. If and when the FDA or another regulatory agency outside the United States approves one of our products, its manufacture and marketing will be subject to ongoing regulation, which could include compliance with current good manufacturing practices, adverse event reporting requirements and general prohibitions against promoting products for unapproved or “off-label” uses. We are also subject to inspection and market surveillance by the FDA for compliance with these and other requirements. Any enforcement action resulting from failure, even by inadvertence, to comply with these requirements could affect the manufacture and marketing of Oxycyte or our other products. In addition, the FDA or other regulatory agencies could withdraw a previously approved product from the market upon receipt of newly discovered information. The FDA or another regulatory agency could also require us to conduct additional, and potentially expensive, studies in areas outside our approved indicated uses.

We must continually monitor the performance of our products once approved and marketed for signs that their use may elicit serious and unexpected side effects and adverse events, which could jeopardize our ability to continue marketing the products. We may also be required to conduct post-approval clinical trials as a condition to licensing a product.

As with all pharmaceutical products, the use of our products could sometimes produce undesirable side effects or adverse reactions or events (referred to cumulatively as adverse events). For the most part, we would expect these adverse events to be known and occur at some predicted frequency. When adverse events are reported to us, we will be required to investigate each event and circumstances surrounding it to determine whether it was caused by our product and whether it implies that a previously unrecognized safety issue exists. We will also be required to periodically report summaries of these events to the applicable regulatory authorities.

In addition, the use of our products could be associated with serious and unexpected adverse events, or with less serious reactions at a greater than expected frequency. This may be especially true when our products are used in critically ill or otherwise compromised patient populations. When these unexpected events are reported to us, we will be required to make a thorough investigation to determine causality and implications for product safety. These events must also be specifically reported to the applicable regulatory authorities. If our evaluation concludes, or regulatory authorities perceive, that there is an unreasonable risk associated with the product, we would be obligated to withdraw the impacted lot(s) of that product. Furthermore, an unexpected adverse event of a new product could be recognized only after extensive use of the product, which could expose us to product liability risks, enforcement action by regulatory authorities and damage to our reputation and public image.

A serious adverse finding concerning the risk of Oxycyte by any regulatory authority could adversely affect our reputation, business and financial results.

When a new product is approved, the FDA or other regulatory authorities may require post-approval clinical trials, sometimes called Phase IV clinical trials. If the results of such trials are unfavorable, this could result in the loss of the license to market the product, with a resulting loss of sales.

After our products are commercialized, we expect to spend considerable time and money complying with federal and state laws and regulations governing their sale, and, if we are unable to fully comply with such laws and regulations, we could face substantial penalties.

Health care providers, physicians and others will play a primary role in the recommendation and prescription of our products. Our arrangements with third-party payors and customers may expose us to broadly applicable fraud and abuse and other health care laws and regulations that may constrain the business or financial arrangements and relationships through which we will market, sell and distribute our products. Applicable federal and state health care laws and regulations are expected to include, but not be limited to, the following:

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The federal anti-kickback statute is a criminal statute that makes it a felony for individuals or entities knowingly and willfully to offer or pay, or to solicit or receive, direct or indirect remuneration, in order to induce the purchase, order, lease, or recommending of items or services, or the referral of patients for services, that are reimbursed under a federal health care program, including Medicare and Medicaid;

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The federal False Claims Act imposes liability on any person who knowingly submits, or causes another person or entity to submit, a false claim for payment of government funds. Penalties include three times the government’s damages plus civil penalties of $5,500 to $11,000 per false claim. In addition, the False Claims Act permits a person with knowledge of fraud, referred to as a qui tam plaintiff, to file a lawsuit on behalf of the government against the person or business that committed the fraud, and, if the action is successful, the qui tam plaintiff is rewarded with a percentage of the recovery;

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Health Insurance Portability and Accountability Act imposes obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information;

•

The Social Security Act contains numerous provisions allowing the imposition of a civil money penalty, a monetary assessment, exclusion from the Medicare and Medicaid programs, or some combination of these penalties; and

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Many states have analogous state laws and regulations, such as state anti-kickback and false claims laws. In some cases, these state laws impose more strict requirements than the federal laws. Some state laws also require pharmaceutical companies to comply with certain price reporting and other compliance requirements.

Our failure to comply with any of these federal and state health care laws and regulations, or health care laws in foreign jurisdictions, could have a material adverse effect on our business, financial condition, result of operations and cash flows.

Health care reform and controls on health care spending may limit the price we can charge for Oxycyte and the amount we can sell.

As a result of recent legislation signed by President Obama on March 22, 2010, substantial changes are expected to occur in the current system for paying for health care in the United States, including changes made in order to extend medical benefits to those who currently lack insurance coverage. Approximately 47 million Americans currently lack health insurance of any kind. Extending coverage to such a large population could substantially change the structure of the health insurance system and the methodology for reimbursing medical services, drugs and devices. Restructuring the coverage of medical care in the United States could impact the reimbursement for prescribed drugs and biopharmaceuticals, including our products. If reimbursement for these products is limited, or rebate obligations associated with them are substantially increased, our financial condition, results of operations and cash flows could be materially impacted.

Extending medical benefits to those who currently lack coverage will likely result in substantial cost to the federal government, which may force significant changes to the United States health care system. Much of the funding for expanded health care coverage may be sought through cost savings. While some of these savings may come from realizing greater efficiencies in delivering care, improving the effectiveness of preventive care and enhancing the overall quality of care, much of the cost savings may come from reducing the cost of care. Cost of care could be reduced by reducing the level of reimbursement for medical services or products (including those biopharmaceuticals that we intend to produce and market), or by restricting coverage (and, thereby, utilization) of medical services or products. In either case, a reduction in the utilization of, or reimbursement for, our products could have a materially adverse impact on our financial performance.

Uncertainty of third-party reimbursement could affect our future results of operations.

Sales of medical products largely depend on the reimbursement of patients’ medical expenses by governmental health care programs and private health insurers. We will be required to report detailed pricing information, net of included discounts, rebates and other concessions, to CMS for the purpose of calculating national reimbursement levels, certain federal prices, and certain federal rebate obligations. If we report pricing information that is not accurate to the federal government, we could be subject to fines and other sanctions that could adversely affect our business. In addition, the government could change its calculation of reimbursement, federal prices, or federal rebate obligations which could negatively impact us. There is no guarantee that government health care programs or private health insurers will reimburse our sales of Oxycyte, or permit us to sell our product at high enough prices to generate a profit.

Governments outside the United States tend to impose strict price controls and reimbursement approval policies, which may adversely affect our prospects for generating revenue outside the United States.

In some countries, particularly European Union countries, the pricing of prescription pharmaceuticals is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take considerable time (six to 12 months or longer) after the receipt of marketing approval for a product. To obtain reimbursement or pricing approval in some countries with respect to any product candidate that achieves regulatory approval, we may be required to conduct a clinical trial that compares the cost-effectiveness of our product candidate to other available therapies. If reimbursement of our products upon approval, if at all, is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, our prospects for generating revenue, if any, could be adversely affected which would have a material adverse effect on our business and results of operations. Further, if we achieve regulatory approval of any product, we must successfully negotiate product pricing for such product in individual countries. As a result, the pricing of our products, if approved, in different countries may vary widely, thus creating the potential for third-party trade in our products in an attempt to exploit price differences between countries. This third-party trade of our products could undermine our sales in markets with higher prices.

Commercialization of our wound products will require successful completion of a complex regulatory process.

In July 2009, we filed a 510K medical device application for our wound product, Wundecyte™ with the FDA. The application has been classified as a combination device by the FDA. Since trials will be needed to substantiate our claims, we have decided to divide the regulatory path for Wundecyte into a device application for the self-oxygenating bandage, and a new drug application for the oxygen-carrying gel. We have completed an initial study design for an animal trial to evaluate Wundecyte’s effectiveness at wound healing, with and without the bandage. This study will look at factors such as time to wound closure and reduction in scar tissue formation as compared to a control group and is anticipated to begin during the next calendar quarter. A prototype for an oxygenating bandage device has been developed and it is currently undergoing testing. We intend to follow the testing with a preclinical study covering the treatment of different kinds of wounds. We are also developing clinical research protocols for the treatment of burns, another topical indication based on Oxycyte. There is no assurance that the 510K medical device application for the self-oxygenating bandage or the new drug application for the oxygen-carrying gel will be approved topical, or that the topical indications we have under development will prove their claims and be successful commercial products, any of which could materially affect our financial condition, results of operations and cash flows.

Risks Relating to Our Dependence on Third Parties

We depend on third parties to manufacture our products.

We do not own or operate, and have no plans to establish, any manufacturing facilities for the commercial-scale production of Oxycyte. Instead, we rely on third party manufacturers. Hospira currently manufacturers Oxycyte for us, and Exflour currently produces FtBU for us. In the past we have used PrimaPharm, Inc., or PrimaPharm, for the manufacture of Oxycyte. In order to seek regulatory approval of the sale of Oxycyte produced at the Hospira manufacturing facility and because of the level of inventory produced by PrimaPharm in the past, we may be required to conduct a portion of our clinical trials with product manufactured at the Hospira facility. Accordingly, a delay in achieving scale-up of commercial manufacturing capabilities when needed will have a material adverse effect on sales of our products. Additionally, the manufacture of our products will be subject to extensive government regulation. Among the conditions for marketing approval is that our quality control and manufacturing procedures conform to applicable good manufacturing practice regulations. There is a risk that we will not be able to obtain the necessary regulatory clearances or approvals to manufacture our products on a timely basis or at all.

We learned recently that on April 12, 2010, the FDA issued a warning letter to Hospira that the FDA had identified significant violations of Current Good Manufacturing Practice, or CGMP, regulations at Hospira’s manufacturing facilities in North Carolina. Among other things, the warning letter indicated to Hospira that these violations cause the drug products that it manufactures in these facilities to be adulterated. The Oxycyte used by us currently in our clinical trials was not produced by Hospira but by PrimaPharm; however, PrimaPharm is unable to produce Oxycyte in the quantity required to support long-term clinical trials and commercialization of our product. We currently believe that the Oxycyte provided by PrimaPharm will be sufficient to conduct our clinical trials for several months. We are currently in discussions with Hospira regarding its intentions to remedy the CGMP regulation violations in order to meet our future manufacturing needs.

If Hospira or Exflour are unable to supply Oxycyte or FtBU, respectively, to us in the quantities needed, we may be unable to conclude agreements with a replacement manufacturer on favorable terms, if at all, and may be delayed in identifying and qualifying such replacement. In any event, identifying and qualifying new third party manufacturers could involve significant costs associated with the transfer of the active pharmaceutical ingredient or finished product manufacturing process. A change in manufacturer would likely require formal approval by the FDA or other regulatory agencies before the new manufacturer could produce commercial supplies of our products. This approval process would likely take at least 12 to 18 months and, during that time, we could face a shortage of supply of our products, which could negatively affect our financial condition, results of operations and cash flows.

The manufacturing process for Oxycyte is complicated and time consuming, and may experience problems that would limit our ability to manufacture and sell our products.

Our products require product manufacturing steps that are complicated, time consuming and costly. Minor deviations in the manufacturing processes or other problems could result in unacceptable changes in the products that result in lot failures, increased production scrap, shipment delays, regulatory problems, product recalls or product liability, all of which could negatively affect our financial condition, the results of our operations and cash flows.

We depend on the services of a limited number of key personnel.

Our success is highly dependent on the continued services of a limited number of scientists and support personnel. The loss of any of these individuals could have a material adverse effect on us. In addition, our success will depend, among other factors, on the recruitment and retention of additional highly skilled and experienced management and technical personnel. There is a risk that we will not be able to retain existing employees or to attract and retain additional skilled personnel on acceptable terms given the competition for such personnel among numerous large and well-funded pharmaceutical and health care companies, universities, and non-profit research institutions, which could negatively affect our financial condition, results of operations and cash flows.

We do not have experience in the sale and marketing of medical products.

We have no experience in the sale or marketing of cosmetics and approved medical products or marketing the licensing of such products before FDA or other regulatory approval. We have not decided upon a commercialization strategy in these areas. We do not know of any third party that is prepared to distribute Oxycyte should it be approved. If we decide to establish our own commercialization capability, we will need to recruit, train and retain a marketing staff and sales force with sufficient technical expertise. We do not know whether we can establish a commercialization program at a cost that is acceptable in relation to revenue or whether we can be successful in commercializing our product. Factors that may inhibit our efforts to commercialize our products directly and without strategic partners include:

•	Our inability to recruit and retain adequate numbers of effective sales and marketing personnel;

•	The inability of sales personnel to obtain access to or persuade adequate numbers of physicians to prescribe our products;

•	The lack of complementary products to be offered by sales personnel, which may put us at a competitive disadvantage relative to companies with more extensive product lines; and

•	Unforeseen costs and expenses associated with creating and sustaining an independent sales and marketing organization.

Failure to successfully commercialize Dermacyte and Oxycyte or to do so on a cost effective basis would likely result in failure of our business.

We may enter into distribution arrangements and marketing alliances for certain products and any failure to successfully identify and implement these arrangements on favorable terms, if at all, may impair our ability to commercialize our product candidates.

We do not anticipate having the resources in the foreseeable future to develop global sales and marketing capabilities for all of the products we develop, if any. We may pursue arrangements regarding the sales and marketing and distribution of one or more of our product candidates and our future revenues may depend, in part, on our ability to enter into and maintain arrangements with other companies having sales, marketing and distribution capabilities and the ability of such companies to successfully market and sell any such products. Any failure to enter into such arrangements and marketing alliances on favorable terms, if at all, could delay or impair our ability to commercialize our product candidates and could increase our costs of commercialization. Any use of distribution arrangements and marketing alliances to commercialize our product candidates will subject us to a number of risks, including the following:

•	We may be required to relinquish important rights to our products or product candidates;

•	We may not be able to control the amount and timing of resources that our distributors or collaborators may devote to the commercialization of our product candidates;

•	Our distributors or collaborators may experience financial difficulties;

•	Our distributors or collaborators may not devote sufficient time to the marketing and sales of our products; and

•	Business combinations or significant changes in a collaborator’s business strategy may adversely affect a collaborator’s willingness or ability to complete its obligations under any arrangement.

We may need to enter into additional co-promotion arrangements with third parties where our own sales force is neither well situated nor large enough to achieve maximum penetration in the market. We may not be successful in entering into any co-promotion arrangements, and the terms of any co-promotion arrangements we enter into may not be favorable to us.

Risks Relating to Intellectual Property

Our patents and other proprietary rights may not protect our technology.

Our ability to compete effectively with other companies will depend, in part, on our ability to protect and maintain the proprietary nature of our technology. We cannot be certain as to the degree of protection offered by our patents or as to the likelihood that additional patents in the United States and certain other countries will be issued based upon pending patent applications. Patent applications in the United States are maintained in secrecy for at least eighteen months after the application is filed. We cannot be certain that we were the first creator of the inventions covered by our patents or pending patent applications or that we were the first to file patent applications for our inventions. The high costs of enforcing patent and other proprietary rights may also limit the degree of protection afforded to us. We also rely on unpatented proprietary technology, and it is possible that others may independently develop the same or similar technology or otherwise obtain access to our proprietary technology. There is a risk that our patents or other proprietary rights will be determined to be invalid or unenforceable if challenged in court or administrative proceedings or that we will become involved in disputes with respect to the patents or proprietary rights of third parties. An adverse outcome from these proceedings could subject us to significant liabilities to third parties, require disputed rights to be licensed from third parties, or require us to stop using this technology, any of which would result in a material adverse effect on our results of operations.

We rely on confidentiality agreements that, if breached, may be difficult to enforce and could have a material adverse effect on our business and competitive position.

Our policy is to enter agreements relating to the non-disclosure and non-use of confidential information with third parties, including our contractors, consultants, advisors and research collaborators, as well as agreements that purport to require the disclosure and assignment to us of the rights to the ideas, developments, discoveries and inventions of our employees and consultants while we employ them. However, these agreements can be difficult and costly to enforce. Moreover, to the extent that our contractors, consultants, advisors and research collaborators apply or independently develop intellectual property in connection with any of our projects, disputes may arise as to the proprietary rights to the intellectual property. If a dispute arises, a court may determine that the right belongs to a third party, and enforcement of our rights can be costly and unpredictable. In addition, we rely on trade secrets and proprietary know-how that we seek to protect in part by confidentiality agreements with our employees, contractors, consultants, advisors or others. Despite the protective measures we employ, we still face the risk that:

•	These agreements may be breached;

•	These agreements may not provide adequate remedies for the applicable type of breach; or

•	Our trade secrets or proprietary know-how will otherwise become known.

Any breach of our confidentiality agreements or our failure to effectively enforce such agreements would have a material adverse effect on our business and competitive position.

Our collaborations with outside scientists and consultants may be subject to restriction and change.

We work with chemists, biologists and other scientists at academic and other institutions, and consultants who assist us in our research, development, regulatory and commercial efforts, including the members of our scientific advisory board. These scientists and consultants have provided, and we expect that they will continue to provide, valuable advice on our programs. These scientists and consultants are not our employees, may have other commitments that would limit their future availability to us and typically will not enter into non-compete agreements with us. If a conflict of interest arises between their work for us and their work for another entity, we may lose their services. In addition, we will be unable to prevent them from establishing competing businesses or developing competing products. For example, if a key scientist acting as a principal investigator in any of our clinical trials identifies a potential product or compound that is more scientifically interesting to his or her professional interests, his or her availability to remain involved in our clinical trials could be restricted or eliminated.

Under current law, we may not be able to enforce all employees’ covenants not to compete and therefore may be unable to prevent our competitors from benefiting from the expertise of some of our former employees.

We have entered into non-competition agreements with certain of our employees. These agreements prohibit our employees, if they cease working for us, from competing directly with us or working for our competitors for a limited period. Under current law, we may be unable to enforce these agreements against certain of our employees and it may be difficult for us to restrict our competitors from gaining the expertise our former employees gained while working for us. If we cannot enforce our employees’ non-compete agreements, we may be unable to prevent our competitors from benefiting from the expertise of our former employees.

We may infringe or be alleged to infringe intellectual property rights of third parties.

Our products or product candidates may infringe or be accused of infringing one or more claims of an issued patent or may fall within the scope of one or more claims in a published patent application that may be subsequently issued and to which we do not hold a license or other rights. Third parties may own or control these patents or patent applications in the United States and abroad. These third parties could bring claims against us or our collaborators that would cause us to incur substantial expenses and, if successful against us, could cause us to pay substantial damages. Further, if a patent infringement suit were brought against us or our collaborators, we or they could be forced to stop or delay research, development, manufacturing or sales of the product or product candidate that is the subject of the suit.

If we are found to infringe the patent rights of a third party, or in order to avoid potential claims, we or our collaborators may choose or be required to seek a license from a third party and be required to pay license fees or royalties or both. These licenses may not be available on acceptable terms, or at all. Even if we or our collaborators were able to obtain a license, the rights may be nonexclusive, which could result in our competitors gaining access to the same intellectual property. Ultimately, we could be prevented from commercializing a product, or be forced to cease some aspect of our business operations, if, as a result of actual or threatened patent infringement claims, we or our collaborators are unable to enter into licenses on acceptable terms.

There have been substantial litigation and other proceedings regarding patent and other intellectual property rights in the pharmaceutical and biotechnology industries. In addition to infringement claims against us, we may become a party to other patent litigation and other proceedings, including interference proceedings declared by the United States Patent and Trademark Office and opposition proceedings in the European Patent Office, regarding intellectual property rights with respect to our products. Our products, after commercial launch, may become subject to Paragraph IV certification under the Hatch-Waxman Act, thus forcing us to initiate infringement proceedings against such third-party filers. The cost to us of any patent litigation or other proceeding, even if resolved in our favor, could be substantial. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their substantially greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace. Patent litigation and other proceedings may also absorb significant management time.

Many of our employees were previously employed at universities or other biotechnology or pharmaceutical companies, including our competitors or potential competitors. We try to ensure that our employees do not use the proprietary information or know-how of others in their work for us. We may, however, be subject to claims that we or these employees have inadvertently or otherwise used or disclosed intellectual property, trade secrets or other proprietary information of any such employee’s former employer. Litigation may be necessary to defend against these claims and, even if we are successful in defending ourselves, could result in substantial costs to us or be distracting to our management. If we fail to defend any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel.

Product liability lawsuits against us could cause us to incur substantial liabilities, limit sales of our existing products and limit commercialization of any products that we may develop.

Our business exposes us to the risk of product liability claims that are inherent in the manufacturing, distribution, and sale of biotechnology products. We face an inherent risk of product liability exposure related to the testing of our product candidates in human clinical trials and an even greater risk when we commercially sell any products. If we cannot successfully defend ourselves against claims that our product candidates or products caused injuries, we could incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

•	Decreased demand for our products and any product candidates that we may develop;

•	Injury to our reputation;

•	Withdrawal of clinical trial participants;

•	Costs to defend the related litigation;

•	Substantial monetary awards to trial participants or patients;

•	Loss of revenue; and

•	The inability to commercialize any products that we may develop.

We currently maintain limited product liability insurance coverage for our clinical trials in the total amount of $3 million. However, our profitability will be adversely affected by a successful product liability claim in excess of our insurance coverage. There can be no assurance that product liability insurance will be available in the future or be available on reasonable terms.

The commercialization of our cosmetic product line may not be successful.

In September 2009, we started production of our first commercial product under the topical cosmetic line Dermacyte. We produced and sold a limited preproduction batch on November 16, 2009 for orders taken through our website at buydermacyte.com. We currently have one Dermacyte product available for retail sale, and we anticipate that two more products will be available for retail sale in July 2010. We currently market and sell this product through our website as we seek to identify and retain commercial distributors and/or license partners.

Marketing cosmetic products is a very speculative venture and reaching consumers through web-based marketing is dependent on many factors that we have no control of. There is no guarantee that we will enter into a license or distribution agreement with other parties, or that the consumers will buy our cosmetic products, which could negatively affect our only existing source of revenue.

Risks Relating to Employee Matters and Managing Growth

We may need to increase the size of our company, and we may experience difficulties in managing growth.

As of January 31, 2010, we had 21 full-time employees. We will need to expand our managerial, operational, administrative, financial and other resources in order to manage and fund our operations and clinical trials, continue our development activities and commercialize our product candidates. To support this growth, we may hire additional employees within the next 12 months. Our management, personnel, systems and facilities currently in place may not be adequate to support this future growth. Our need to effectively manage our operations, growth and various projects requires that we continue to improve our operational, financial and management controls, reporting systems and procedures.

We may not be able to attract or retain qualified management and scientific personnel in the future. If we are unable to attract and retain necessary personnel to accomplish our business objectives, we may experience constraints that will significantly impede our achievement of our development objectives, our ability to raise additional capital and our ability to implement our business strategy.

In addition, we have scientific and clinical advisors who assist us in our product development and clinical strategies. These advisors are not our employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us, or may have arrangements with other companies to assist in the development of products that may compete with ours. Because our business depends on certain key personnel and advisors, the loss of such personnel and advisors could weaken our management team and we may experience difficulty in attracting and retaining qualified personnel and advisors.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information set forth in this prospectus supplement and the prospectus and the information they incorporate by reference may contain various “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All information relative to future markets for our products and trends in and anticipated levels of revenue, gross margins and expenses, as well as other statements containing words such as “believe,” “project,” “may,” “will,” “anticipate,” “target,” “plan,” “estimate,” “expect” and “intend” and other similar expressions constitute forward-looking statements. These forward-looking statements are subject to business, economic and other risks and uncertainties, both known and unknown, and actual results may differ materially from those contained in the forward-looking statements. Examples of risks and uncertainties that could cause actual results to differ materially from historical performance and any forward-looking statements include, but are not limited to, the risks described under the heading “Risk Factors” beginning on page S-5 of this prospectus supplement and in our most recent Annual Report on Form 10-K, as well as any amendments thereto reflected in subsequent filings with the SEC. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date such forward-looking statements are made. You should read carefully this prospectus supplement, the prospectus and any related free writing prospectuses that we have authorized for use in connection with this offering, together with the information incorporated herein or therein by reference as described under the heading “Where You Can Find More Information,” completely and with the understanding that our actual future results may be materially different from what we expect. We hereby qualify all of our forward-looking statements by these cautionary statements. Except as required by law, we assume no obligation to update these forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $             million after deducting the placement agent’s fees and estimated offering expenses. This amount does not include the proceeds which we may receive in connection with the exercise of the warrants. We intend to use the net proceeds of this offering to further our clinical trials and efforts to obtain regulatory approval of Oxycyte, develop our product candidates, including Wundecyte, support manufacturing and distribution of our Dermacyte cosmetic product and other product candidates, for research and development and for general corporate purposes, including working capital and potential acquisitions. We cannot precisely estimate the allocation of the net proceeds from this offering. Accordingly, our management will have broad discretion in the application of the net proceeds of this offering. Pending the use of net proceeds, we intend to invest these net proceeds in certificates of deposit or direct or guaranteed obligations of the U.S. government.

DILUTION

Our net tangible book value as of January 31, 2010 was approximately $3.0 million, or approximately $0.14 per share of common stock. Net tangible book value per share is equal to our total tangible assets less our total liabilities, with this amount divided by the number of shares of common stock outstanding as of January 31, 2010. After giving effect to the sale by us of             units consisting of             shares of common stock and warrants to purchase             shares of common stock at an offering price of $             per unit (and excluding shares of common stock issued and any proceeds received upon exercise of the warrants), after deducting the placement agent’s fees and estimated expenses of this offering, our as adjusted net tangible book value would have been approximately $             million, or $             per share of common stock. Assuming the completion of this offering, this represents an immediate increase in net tangible book value of $             per share to our existing stockholders and an immediate dilution of $             per share to anyone who purchases our common stock and warrants in this offering. The following table illustrates this calculation on a per share basis:

Public offering price per unit			$
Net tangible book value per share as of January 31, 2010		$0.14
Increase per share attributable to the offering	$

Adjusted net tangible book value per share as of January 31, 2010 after giving effect to this offering			$

Dilution per share to new investors			$

The foregoing table is based on 21,309,492 shares of common stock outstanding as of January 31, 2010, and assumes no exercise of warrants or options or issuance of shares of common stock since that date. In addition, the table does not take into effect further dilution to new investors that could occur upon the exercise of the outstanding options and warrants having an exercise price less than the per share offering price to the public in this offering.

In addition, the calculation in the foregoing table does not take into account any of the following:

•	967,334 outstanding stock options, with a weighted average exercise price of $4.28 per share.

•	3,350,160 outstanding warrants, with a weighted average exercise price of $3.87 per share.

•	4,503 convertible note shares, with a weighted average conversion price of $3.71 per share.

DESCRIPTION OF COMMON STOCK

A description of the common stock we are offering pursuant to this prospectus supplement is set forth under the heading “Description of Capital Stock—Common Stock” beginning on page 4 of the accompanying prospectus. As of April 29, 2010, we had 21,323,931 shares of common stock outstanding.

DESCRIPTION OF WARRANTS

The material terms and provisions of the warrants being offered pursuant to this prospectus supplement are summarized below. The form of warrant will be provided to each purchaser in this offering and will be filed as an exhibit to a Current Report on Form 8-K with the SEC in connection with this offering. This summary of the warrants is subject in all respects to the provisions contained in such warrants.

Each purchaser of units will receive, for each unit purchased, one share of our common stock and a warrant representing the right to purchase                  shares of common stock at an exercise price of $             per share of common stock. The warrants are exercisable on or after the date of issuance and will terminate on the fifth anniversary of the date the warrants are issued (unless such date is not a trading day, in which case the warrants will expire on the next trading day). The exercise price and number of shares issuable upon exercise of the warrants is subject to appropriate adjustment in the event of stock dividends, stock splits, stock combinations or similar events affecting our common stock. If we pay cash dividends on our common stock, the exercise price will be proportionally reduced. If the holders of shares of our common stock receive distributions from us without consideration, the holders of the warrants will be entitled to receive such distributions upon exercise of the warrants.

In addition, if we issue shares of our common stock or securities convertible or exercisable for shares of our common stock, under certain circumstances, at an effective price per share less than the then exercise price of the warrants, then, the exercise price will be reduced to equal such lower price.

There is no established public trading market for the warrants, and we do not expect a market to develop. We do not intend to apply to list the warrants on any securities exchange. Without an active market, the liquidity of the warrants will be limited. In addition, in the event our common stock price does not exceed the per share exercise price of the warrants during the period when the warrants are exercisable, the warrants will not have any value.

Holders of the warrants may exercise their warrants to purchase shares of our common stock on or before the termination date by delivering an exercise notice, appropriately completed and duly signed, and payment of the exercise price for the number of shares for which the warrant is being exercised. In the event that the registration statement relating to the warrant shares is not effective or the prospectus forming a part thereof is not then available, a holder of warrants will have the right, in its sole discretion, to exercise its warrants for a net number of warrant shares pursuant to the cashless exercise procedures specified in the warrants. Warrants may be exercised in whole or in part, and any portion of a warrant not exercised prior to the termination date shall be and become void and of no value. The absence of an effective registration statement or applicable exemption from registration does not alleviate our obligation to deliver common stock issuable upon exercise of a warrant.

Upon the holder’s exercise of a warrant, we will issue the shares of common stock issuable upon exercise of the warrant or cause the transfer agent to credit the holder’s balance account with the number of warrant shares issuable upon exercise within three business days of our receipt of notice of exercise and payment of the aggregate exercise price, subject to surrender of the warrant. If we fail to deliver to a holder who exercises a warrant a stock certificate or credit such holders balance account for the warrant share within three business days after the date we are required to make such delivery or cause such credit, the exercising holder may purchase our common shares (in an open market transaction or otherwise) to deliver in satisfaction of a sale by the exercising holder of our common shares that were issuable upon exercise of the warrants. If the exercising holder so purchases our common shares, we will be required, at the holder’s discretion, either to pay to the holder his purchase price for the shares he so purchased, or to deliver to holder stock certificates representing the warrant shares that the holder purchased and pay the difference (if any) between the purchase price paid for by the holder and the closing price of our shares of common stock on the third business day after we received notice of the holder’s exercise.

The shares of common stock issuable on exercise of the warrants will be, when issued in accordance with the warrants, duly and validly authorized, issued and fully paid and non-assessable. We will authorize and reserve at least that number of shares of common stock equal to the number of shares of common stock issuable upon exercise of all outstanding warrants.

If, at any time the warrant is outstanding, we consummate any fundamental transaction, as described in the warrants and generally including any consolidation or merger with or into another corporation, the consummation of a transaction whereby another person or entity acquires more than 50% of our outstanding common stock, a tender offer for our outstanding common stock which is accepted by holders of more than 50% of our outstanding shares of common stock or the sale or transfer of all or substantially all of our assets, or other transaction in which our common stock is converted into or exchanged for other securities or other consideration, the successor entity will be required to assume the warrant and the holder of any warrants will thereafter receive upon exercise of the warrants, the securities or other consideration to which a holder of the number of shares of common stock then deliverable upon the exercise or conversion of such warrants would have been entitled upon such consolidation or merger or other transaction. If the holders of our common stock would be entitled to receive in a fundamental transaction cash only, then the warrants will expire at the consummation of the fundamental transaction. In addition, a holder of warrants will be entitled at any time within 90 days after the closing of the fundamental transaction to require us or the successor entity (regardless of whether the consideration in the fundamental transaction is cash, securities or other consideration) to purchase the warrant from the holder by paying the holder cash in an amount equal to the value of the unexercised portion of the warrant using the Black and Scholes Option Pricing Model.

The exercisability of the warrants may be limited in certain circumstances if, upon exercise, the holder (together with the holder’s affiliates) would hold more than 4.99% of our total common stock issued and outstanding unless the holder (including affiliates) holds 4.99% or more of our outstanding shares of common stock prior to the exercise. The holder of the warrant has the ability, upon providing us not less than 61 days’ prior written notice, to increase or decrease the foregoing percentage.

Amendments and waivers of the terms of any warrant require the written consent of the holder of the warrant.

THE HOLDER OF A WARRANT WILL NOT POSSESS ANY RIGHTS AS A STOCKHOLDER UNDER THAT WARRANT UNTIL THE HOLDER EXERCISES THE WARRANT. THE WARRANTS MAY BE TRANSFERRED INDEPENDENT OF THE COMMON STOCK WITH WHICH THEY WERE ISSUED, SUBJECT TO APPLICABLE LAWS.

PLAN OF DISTRIBUTION

Roth Capital Partners, LLC, which we refer to as the placement agent, has agreed to act as the exclusive placement agent in connection with this offering subject to the terms and conditions of a placement agency agreement dated as of                     , 2010. The placement agent is not purchasing or selling any units offered by this prospectus supplement, nor is it required to arrange the purchase or sale of any specific number or dollar amount of the units, but it has agreed to use its commercially reasonable efforts to arrange for the sale of all of the units offered hereby. Therefore, we will enter into a securities purchase agreement directly with investors in connection with this offering and we may not sell the entire amount of units offered pursuant to this prospectus supplement.

The placement agent proposes to arrange for the sale to one or more purchasers of the units offered pursuant to this prospectus supplement through subscription agreements between the purchasers and us. We will enter into subscription agreements with the purchasers pursuant to which, subject to certain conditions, we will sell to the purchasers units to purchase an aggregate of             shares of our common stock, and warrants to purchase an additional             shares of our common stock, at a price of $             per unit. Each unit consists of one share of our common stock and a warrant to purchase             shares of our common stock at an exercise price of $            . We negotiated the price for the units offered in this offering with the purchasers. The factors considered in determining the price included the recent market price of our common stock, the general condition of the securities market at the time of this offering, the history of, and the prospects, for the industry in which we compete, our past and present operations, and our prospects for future revenues.

We will pay the placement agent an aggregate cash commission equal to 4.0% of the gross proceeds from the sale of units. We will also pay the placement agent an advisory fee equal to 2.5% of the gross proceeds from the sale of the units for the structuring of the terms of the offering in light of our capital structure. We will also reimburse the placement agent for all reasonable and documented out-of-pocket expenses that have been incurred by the placement agent in connection with the offering, which shall not exceed the lesser of (i) $75,000, less a $25,000 cash advance for expenses, or (ii) 8% of the gross proceeds received by us from the sale of the common stock and warrants, less the placement agent’s placement fee of 6.5%, including the 2.5% advisory fee, and the $25,000 cash advance for expenses. In addition, all placement agent expenses over $75,000 require consent from us for reimbursement.

The following table shows the per unit and total placement agent fees we will pay to the placement agent in connection with the sale of the shares and warrants offered pursuant to this prospectus supplement assuming the purchase of all of the shares of common stock and warrants offered hereby:

Per unit	$

Total	$

The maximum fees to be received by any member of the Financial Industry Regulatory Association, or FINRA, or independent broker-dealer may not be greater than 8% of the initial gross proceeds from the sale of any securities being offered hereby.

We estimate the offering expenses payable by us, excluding the placement agent’s fees and expenses, to be $             which includes legal, accounting and printing costs and various other fees associated with registering and listing the common stock.

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any fees or commissions received by it and any profit realized on the resale of securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the placement agent is required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act.

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and liabilities arising from breaches of representations and warranties contained in the placement agent agreement. We have also agreed to contribute to payments the placement agent may be required to make in respect of such liabilities.

We have also agreed to provide purchasers in this offering with certain rights to participate in additional offerings for a period of 18 months.

We, along with our executive officers and directors, have agreed to certain lock-up provisions with regard to future sales of our common stock and other securities convertible into or exercisable or exchangeable for common stock for a period of ninety (90) days after the offering with respect to our executive officers and directors and for a period of up to one hundred eighty (180) days after the offering with respect to us as set forth in the placement agency agreement. There are carve-outs from this lock-up that will permit us, and our officers and directors, to issue shares during this period in certain circumstances, including up to 350,000 shares issuable by us pursuant to that certain Securities Purchase Agreement dated as of June 9, 2009, as amended September 1, 2009 and April 23, 2010, between us and Vatea Fund Segregated Portfolio.

From time to time in the ordinary course of its business, the placement agent or its affiliates have in the past or may in the future engage in investment banking and/or other services with us and our affiliates for which it has or may in the future receive customary fees and expenses.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and will file proxy and information statements and other information with the SEC. You may read and copy materials that we have filed with the SEC at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of reports and other information from us are available on the SEC’s website at http://www.sec.gov. Such filings are also available at our website at http://www.oxybiomed.com. Website materials are not a part of this prospectus.

We have filed a registration statement, of which this prospectus supplement and the accompanying prospectus are a part, covering the securities offered hereby. As allowed by SEC rules, this prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement and the exhibits, financial statements and schedules thereto. We refer you to the registration statement, as amended, filed with the SEC on April 7, 2010, the exhibits, financial statements and schedules thereto for further information. This prospectus supplement and the accompanying prospectus are qualified in their entirety by such other information.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus supplement the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The following documents filed with the SEC are hereby incorporated by reference in this prospectus supplement:

(a) Our Annual Report on Form 10-K for the fiscal year ended April 30, 2009, filed with the SEC on August 12, 2009, as amended by Amendment No. 1 to our Annual Report on Form 10-K/A filed with the SEC on March 25, 2010;

(b) Our Quarterly Reports on Form 10-Q for the quarterly periods ended (i) July 31, 2009, filed with the SEC on September 17, 2009; (ii) October 31, 2009, filed with the SEC on December 11, 2009; and (iii) January 31, 2010, filed with the SEC on March 19, 2010;

(c) Our Current Reports on Form 8-K filed with the SEC on June 8, 2009, July 21, 2009, August 17, 2009, August 28, 2009, September 2, 2009, October 29, 2009, November 13, 2009, December 1, 2009, December 14, 2009, March 4, 2010, April 28, 2010 and April 30, 2010; and

(d) The description of our Common Stock contained in our Registration Statement on Form 8-A filed on January 11, 2010, and any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by Oxygen Biotherapeutics pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, including prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus supplement and to be a part hereof from the date of filing of such documents. However, any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including without limitation any information furnished pursuant to Item 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K, shall not be deemed to be incorporated by reference in this prospectus.

Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents that are not specifically incorporated by reference therein. All requests should be sent to the attention of Nancy Hecox, Vice President of Legal Affairs and General Counsel, Oxygen Biotherapeutics, Inc., 2530 Meridian Parkway, Suite 3078, Durham, North Carolina 27713 or made via telephone at (919) 806-4414.

LEGAL MATTERS

The validity of our securities issuable hereunder has been passed upon for Oxygen Biotherapeutics by Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., Raleigh, North Carolina. Lowenstein Sandler P.C., Roseland, New Jersey, is acting as counsel for the placement agent in connection with various matters related to the securities offered hereby.

EXPERTS

Cherry, Bekaert & Holland, L.L.P., our independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K, for the year ended April 30, 2009, filed on August 12, 2009, as amended by Amendment No. 1 to our Annual Report on Form 10-K/A filed on March 25, 2010 which is incorporated by reference in this prospectus supplement. Our consolidated financial statements are incorporated by reference in reliance on their report given upon their authority as experts in accounting and auditing.

PROSPECTUS

Oxygen Biotherapeutics, Inc.

$75,000,000

Common Stock

Preferred Stock

Warrants

From time to time, we may offer and sell the following securities with an aggregate offering price of up to $75,000,000 in amounts, at prices and on terms described in one or more supplements to this prospectus:

•	shares of common stock;

•	shares of preferred stock; and

•	warrants to purchase shares of common stock or preferred stock.

This prospectus describes some of the general terms that may apply to an offering of the securities. The specific terms and any other information relating to a specific offering will be set forth in a post-effective amendment to the registration statement of which this prospectus is a part or in a supplement to this prospectus, or may be set forth in one or more documents incorporated by reference into this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with a specific offering. You should read carefully this prospectus, the applicable prospectus supplement and any related free writing prospectuses that we have authorized for use in connection with a specific offering, as well as any documents incorporated by reference in this prospectus and the applicable prospectus supplement, before you invest.

This prospectus may not be used to offer and sell securities without a prospectus supplement.

We may offer and sell the securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. If any agents or underwriters are involved in the sale of any of the securities offered by this prospectus, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. The supplements to this prospectus will provide the specific terms of the plan of distribution. The net proceeds we expect to receive from sales by us will be set forth in the applicable prospectus supplement.

Our common stock is traded on the Nasdaq Capital Market and is quoted under the symbol OXBT. On April 1, 2010, the last reported sale price of our common stock was $5.02 per share.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” on page 3 and those contained in the applicable prospectus supplement and in any related free writing prospectuses that we have authorized for use in connection with a specific offering and in our Securities and Exchange Commission filings that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 14, 2010

ABOUT THIS PROSPECTUS

This prospectus is part of a shelf registration statement that we filed with the U.S. Securities and Exchange Commission, or SEC, using a “shelf” registration process. By using a shelf registration statement, we may sell any combination of the securities referred to herein from time to time and in one or more offerings as described herein up to a maximum aggregate offering price of $75,000,000. Each time that we sell securities, we will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and the specific terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and any prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying supplement to this prospectus. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the prospectus supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

When we refer to “Oxygen Biotherapeutics,” “we,” “our” and “us” in this prospectus, we mean Oxygen Biotherapeutics, Inc., a Delaware corporation, unless otherwise specified. Our principal executive offices are located at 2530 Meridian Parkway, Suite 3078, Durham, North Carolina 27713 and our telephone number is (919) 806-4414.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information set forth in this prospectus and any applicable prospectus supplement and the information they incorporate by reference may contain various “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All information relative to future markets for our products and trends in and anticipated levels of revenue, gross margins and expenses, as well as other statements containing words such as “believe,” “project,” “may,” “will,” “anticipate,” “target,” “plan,” “estimate,” “expect” and “intend” and other similar expressions constitute forward-looking statements. These forward-looking statements are subject to business, economic and other risks and uncertainties, both known and unknown, and actual results may differ materially from those contained in the forward-looking statements. Examples of risks and uncertainties that could cause actual results to differ materially from historical performance and any forward-looking statements include, but are not limited to, the risks described in our most recent Annual Report on Form 10-K, as well as any amendments thereto reflected in subsequent filings with the SEC. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date such forward-looking statements are made. You should read carefully this prospectus, any applicable prospectus supplement and any related free writing prospectuses that we have authorized for use in connection with a specific offering, together with the information incorporated herein or therein by reference as described under the heading “Where You Can Find More Information,” completely and with the understanding that our actual future results may be materially different from what we expect. We hereby qualify all of our forward-looking statements by these cautionary statements. Except as required by law, we assume no obligation to update these forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

ABOUT OXYGEN BIOTHERAPEUTICS, INC.

Oxygen Biotherapeutics is engaged in the business of developing biotechnology products with a focus on oxygen delivery to tissue. We are currently developing Oxycyte™, a product we believe is a safe and effective oxygen carrier for use in surgical and similar medical situations. We have developed a family of perfluorocarbon based oxygen carriers for use in personal care, topical wound healing, and other topical indications. We are currently selling Dermacyte™ skin care products, which utilize our perfluorocarbon oxygen carrier technology. Our Dermacyte™ skin care products are designed to promote a more youthful skin appearance through the delivery of Oxygen. In addition, we also have under development Fluorovent™, an oxygen exchange fluid for facilitating the treatment of lung conditions, and out-licensed our rights to a biosensor implant product that uses an enzyme process for measuring the glucose level in subcutaneous fluid.

Our executive offices are located at 2530 Meridian Parkway, Suite 3078, Durham, North Carolina 27713, and our telephone number is (919) 806-4414.

Oxygen Biotherapeutics was originally formed as a New Jersey corporation in 1967 under the name Rudmer, David & Associates, Inc., and subsequently changed its name to Synthetic Blood International, Inc. Effective June 30, 2008, we changed our domiciliary state from New Jersey to Delaware and the company name to Oxygen Biotherapeutics, Inc.

RISK FACTORS

Investing in our securities involves certain risks. Potential investors are urged to read and consider the risk factors and other disclosures relating to an investment in our securities described in any applicable prospectus supplement or free writing prospectus and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein. You should consider carefully those risks as well as other information contained in this prospectus, any applicable prospectus supplement, the documents incorporated by reference herein or therein, and in any free writing prospectuses that we have authorized for use in connection with a specific offering, before deciding whether to purchase any of our securities. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities, and you may lose all or part of your investment.

USE OF PROCEEDS

Except as described in the applicable prospectus supplement, we anticipate using the net proceeds from the sale of our common stock, preferred stock and warrants for general corporate purposes, including capital expenditures, working capital, repayment of any indebtedness outstanding, acquisitions and other business opportunities. Pending such uses of proceeds, the net proceeds may be temporarily invested in short-term securities.

DESCRIPTION OF CAPITAL STOCK

This section describes the general terms of our capital stock. The following description is based upon our Certificate of Incorporation, as amended, which we will refer to hereafter as our Certificate of Incorporation, our Bylaws and applicable provisions of law. We have summarized certain portions of the Certificate of Incorporation and Bylaws below. The summary is not complete. The Certificate of Incorporation and Bylaws are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. You should read the Certificate of Incorporation and Bylaws for the provisions that are important to you.

Our authorized capital stock consists of 400,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock in one or more series, $0.0001 par value per share.

Common Stock

As of April 1, 2010, there were 21,323,291 shares of our common stock outstanding held of record by 1,388 stockholders. In addition, there are outstanding options, warrants and rights to acquire up to an additional 4,418,564 shares of common stock.

Holders of the common stock are entitled to one vote per share on all matters submitted to the stockholders for a vote. There are no cumulative voting rights in the election of directors. The shares of common stock are entitled to receive such dividends as may be declared and paid by the Board of Directors out of funds legally available therefor and to share, ratably, in the net assets, if any, of Oxygen Biotherapeutics upon liquidation. The stockholders have no preemptive rights to purchase any shares of our capital stock.

The transfer agent for the common stock is Interwest Transfer Company, Salt Lake City, Utah. Our common stock is traded on the Nasdaq Capital Market and is quoted under the symbol OXBT.

Preferred Stock

As of April 1, 2010, there were no shares of our preferred stock outstanding.

The Board of Directors is authorized to provide for the issuance of shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board of Directors with respect to each series includes, but is not limited to, determining the following:

•	the designation of the series, which may be by distinguishing number, letter or title;

•	the number of shares of the series;

•	the amounts payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, are cumulative or noncumulative;

•	dates at which dividends, if any, are payable;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs;

•

whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of Oxygen Biotherapeutics or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of shares of the series.

Certain Provisions of the Certificate of Incorporation and Bylaws; Indemnification

Special Meetings of Stockholders. Our Bylaws provide that special meetings of stockholders may be called only by the Chairman, President or by a majority of the Board of Directors, or by a person designated by the Board of Directors. Stockholders are not permitted to call a special meeting of stockholders or to require that the Chairman, the President or the Board of Directors request the calling of a special meeting of stockholders.

Advance Notice Requirement. Stockholder proposals to be brought before an annual meeting of our stockholders must comply with advance notice procedures. These advance notice procedures require timely notice and apply in several situations, including stockholder proposals relating to the nomination of persons for election to the Board of Directors. Generally, to be timely, notice must be received at our principal executive offices not less than 120 days prior to the first anniversary of the date on which we first mailed notice of the annual meeting to stockholders in connection with the previous year’s annual meeting of stockholders.

Blank Check Preferred Stock. Our Board of Directors is authorized by our Certificate of Incorporation to issue, without further stockholder action, up to 10,000,000 shares of designated preferred stock with rights and preferences, including voting rights, designated by the Board of Directors. The existence of the authorized but unissued shares of preferred stock enables our Board of Directors to render more difficult or to discourage an attempt to obtain control of Oxygen Biotherapeutics by means of a merger, tender offer, proxy contest or otherwise.

Limitation of Liability and Indemnification of Officers and Directors. Pursuant to the Certificate of Incorporation and under Delaware law, directors and executive officers are not liable to Oxygen Biotherapeutics or its stockholders for monetary damages for breach of fiduciary duty, except liability in connection with a breach of duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, dividend payments or stock repurchases illegal under Delaware law, or any transaction in which a director has derived an improper personal benefit.

Our Certificate of Incorporation and Bylaws also provide that we will indemnify our directors and officers to the fullest extent permitted by law against liabilities and expenses incurred in connection with litigation in which such person may be involved by reason of the fact that such person was our director or officer if such person acted in good faith or in a manner reasonably believed to be in or not opposed to our best interests. To the extent that a director or officer has been successful in defense of any proceeding, our bylaws provide that he shall be indemnified against reasonable expenses incurred in connection therewith.

The limitations of liability and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit our stockholders and us. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Certain anti-takeover effects of Delaware law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an interested stockholder (defined generally as a person owning 15% or more of the corporation’s outstanding voting stock) of a Delaware corporation from engaging in a business combination (as defined in Section 203) for three years following the date that such person became an interested stockholder unless various conditions are satisfied.

DESCRIPTION OF WARRANTS

This description summarizes only the terms of any warrants that we may offer under this prospectus and related warrant agreements and certificates. You should refer to the warrant agreement, including the form of warrant certificate representing the warrants, relating to the specific warrants being offered for complete terms, which will be described and included in an accompanying prospectus supplement. Such warrant agreement, together with the warrant certificate, will be filed with the SEC in connection with the offering of the specific warrants.

We may issue warrants for the purchase of common or preferred stock. Warrants may be issued independently or together with common or preferred stock, and may be attached to or separate from any other securities.

We will evidence each series of warrants by warrant certificates that we will issue under a separate warrant agreement. We may enter into the warrant agreement with a warrant agent and, if so, we will indicate the name and address of the warrant agent in the applicable prospectus supplement relating to the particular series of warrants.

The particular terms of any issue of warrants will be described in the prospectus supplement relating to the series. Those terms may include:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies (including composite currencies) in which the price of such warrants may be payable;

•	the terms of the securities issuable upon exercise of such warrants and the procedures and conditions relating to the exercise of such warrants;

•	the price at which the securities issuable upon exercise of such warrants may be acquired;

•	the dates on which the right to exercise such warrants will commence and expire;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security or principal amount of such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange or exercise of such warrants.

The prospectus supplement relating to any warrants to purchase equity securities may also include, if applicable, a discussion of certain U.S. federal income tax and ERISA considerations.

Exercise of Warrants. Each warrant will entitle the holder thereof to purchase such number of shares of common stock or preferred stock at the exercise price as will in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as set forth in the applicable prospectus supplement relating to the warrants offered thereby. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the purchased securities. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Enforceability of Rights of Holders of Warrants. Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, that holder’s warrant(s).

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus from time to time:

•	through agents;

•	through underwriters or dealers;

•	directly to one or more purchasers;

•	through a combination of any of these methods of sale; or

•	through any other methods described in a prospectus supplement.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation, in the applicable prospectus supplement.

If we use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions.

We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

Underwriters and agents may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make. Underwriters and agents may be customers of, engage in transactions with or perform services for us and our affiliates in the ordinary course of business.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and will file proxy and information statements and other information with the SEC. You may read and copy materials that we have filed with the SEC at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of reports and other information from us are available on the SEC’s website at http://www.sec.gov. Such filings are also available at our website at http://www.oxybiomed.com. Website materials are not a part of this prospectus.

We have filed a registration statement, of which this prospectus is a part, covering the securities offered hereby. As allowed by SEC rules, this prospectus does not contain all of the information set forth in the registration statement and the exhibits, financial statements and schedules thereto. We refer you to the registration statement, the exhibits, financial statements and schedules thereto for further information. This prospectus is qualified in its entirety by such other information.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The following documents filed with the SEC are hereby incorporated by reference in this prospectus:

(a) Our Annual Report on Form 10-K for the fiscal year ended April 30, 2009, filed with the SEC on August 12, 2009, as amended by Amendment No. 1 to our Annual Report on Form 10-K/A filed with the SEC on March 25, 2010;

(b) Our Quarterly Reports on Form 10-Q for the quarterly periods ended (i) July 31, 2009, filed with the SEC on September 17, 2009; (ii) October 31, 2009, filed with the SEC on December 11, 2009; and (iii) January 31, 2010, filed with the SEC on March 19, 2010;

(c) Our Current Reports on Form 8-K filed with the SEC on June 8, 2009, July 21, 2009, August 17, 2009, August 28, 2009, September 2, 2009, October 29, 2009, November 13, 2009, December 1, 2009, December 14, 2009 and March 4, 2010; and

(d) The description of our Common Stock contained in our Registration Statement on Form 8-A filed on January 11, 2010, and any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by Oxygen Biotherapeutics pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, including those filed after the date of the initial registration statement and prior to effectiveness of the registration statement, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents. However, any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including without limitation any information furnished pursuant to Item 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K, shall not be deemed to be incorporated by reference in this prospectus.

Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents that are not specifically incorporated by reference therein. All requests should be sent to the attention of Nancy Hecox, Vice President of Legal Affairs and General Counsel, Oxygen Biotherapeutics, Inc., 2530 Meridian Parkway, Suite 3078, Durham, North Carolina 27713 or made via telephone at (919)  806-4414.

LEGAL MATTERS

The validity of our securities issuable hereunder will be passed upon for Oxygen Biotherapeutics by Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., Raleigh, North Carolina.

EXPERTS

Cherry, Bekaert & Holland, L.L.P., our independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K, for the year ended April 30, 2009, filed on August 12, 2009, as amended by Amendment No. 1 to our Annual Report on Form 10-K/A filed on March 25, 2010 which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference in reliance on their report given upon their authority as experts in accounting and auditing.

             Shares of Common Stock

Warrants to Purchase              Shares of Common Stock

PROSPECTUS SUPPLEMENT

Roth Capital Partners

                     , 2010